Exhibit 107

Calculation of Filing Fee Tables

Form S-1

Lexeo Therapeutics, Inc.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(4)

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(o)	10,350,000	$15.00	$155,250,000	0.0001476	$22,914.90

	Total Offering Amounts					$155,250,000	—	$22,914.90

	Total Fees Previously Paid							$11,020.00(5)

	Total Fee Offsets					—	—	—

	Net Fee Due					—	—	$11,894.90

(1)	Includes 1,350,000 shares that the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act.
(3)	The aggregate offering price includes 1,350,000 shares that the underwriters have the option to purchase.
(4)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.
(5)	The Registrant previously paid a filing fee of $11,020 in connection with the initial filing of this Registration Statement on Form S-1 on September 29, 2023.